DocuSign Envelope ID: 7E36D6C1-0480-4415-8D8F-5C14442DAFBB

Exhibit 4.42

ADT:05662/23

EIGHTH AMENDMENT TO THE SERVICE AGREEMENT AND OTHER COVENANTS
By this private instrument, the Parties, on one side,
UNIVERSO ONLINE S.A., a corporation headquartered at Avenida Brigadeiro Faria Lima 1384, 6º andar, in the City of São Paulo, State of São Paulo, enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 01.109.184/0001-95, and subsidiary enrolled with CNPJ/MF under No. 01.109.184/0004-38, herein represented pursuant to its Bylaws, hereinafter simply referred to as “UOL” and/or “CLIENT 1”;
PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A. (formerly known as PAGSEGURO INTERNET S.A.), corporation headquartered at Avenida Brigadeiro Faria Lima, No. 1384, 4º andar, Parte A, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under No. 08.561.701/0001-01, herein represented pursuant to its Bylaws, hereinafter simply referred to as “PAGSEGURO” and/or “CLIENT 2”;
UOL CURSOS TECNOLOGIA EDUCACIONAL LTDA., a limited liability company headquartered at Alameda Barão de Limeira, 425, 7º andar, parte C, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under No. 17.543.049/0001-93, herein represented pursuant to its articles of incorporation, hereinafter simply referred to as “UOL CURSOS” and/or “CLIENT 3”;
DIGITALSERVICES.UOL S.A. (formerly known as UOL DIVEO TECNOLOGIA LTDA.), a limited liability company headquartered at Alameda Barão de Limeira, 425, 1º andar, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under No. 01.588.770/0001-60, herein represented pursuant to its articles of incorporation, hereinafter simply referred to as “DIGITALSERVICES.UOL” and/or “ASSIGNOR” (formerly known as “CLIENT 4”);
EDGE.UOL TECNOLOGIA LTDA., company headquartered at Avenida Brigadeiro Faria Lima, 1384 – 2º andar, parte B, Jardim Paulistano, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under No. 49.164.060/0001-39, with subsidiary at Alameda Glete, 700 – 3º andar, Campos Elíseos, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under No. 49.164.060/0002-10, herein represented pursuant to its articles of incorporation, hereinafter simply referred to as “EDGE.UOL” “ASSIGNEE” and/or “CLIENT 4”;
CIATECH TECNOLOGIA EDUCACIONAL LTDA., a limited liability company headquartered at Alameda Barão de Limeira, nº 425, 7º andar, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under No. 01.367.958/0001-88, herein represented pursuant to its Articles of Organization, hereinafter simply referred to as “CIATECH” and/or “CLIENT 5”;
WIRECARD BRAZIL S.A., a corporation headquartered at Avenida Brigadeiro Faria Lima, No. 3064, 12º andar, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under No. 08.718.431/0001-08, herein represented pursuant to its articles of incorporation, hereinafter simply referred to as “WIRECARD” and/or “CLIENT 6”;
PAGSEGURO TECNOLOGIA LTDA., a limited liability corporation, headquartered at Avenida Brigadeiro Faria Lima 1384, 1º andar, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/MF under No. 06.375.668/0001-08, herein represented pursuant to its articles of incorporation, hereinafter simply referred to as “BOACOMPRA.COM” and/or “CLIENT 7”;

8th Amendment to the Service Agreement executed on November 7, 2019 - Electronic Assignment / Edge - Inclusion of Concil - New

DocuSign Envelope ID: 7E36D6C1-0480-4415-8D8F-5C14442DAFBB

CONCIL INTELIGÊNCIA EM CONCILIAÇÃO S.A., a corporation headquartered at Avenida Brigadeiro Faria Lima, No. 1384, 1º andar - Mezanino, in the City of São Paulo, State of São Paulo, enrolled with CNPJ/MF under No. 72.697.600/0001-61, herein represented pursuant to its articles of incorporation, hereinafter simply referred to as “CONCIL” and/or “CLIENT 8”;
All Parties mentioned above are jointly referred to as “CLIENTS” or, individually, as “CLIENT”; and on the other side:
INVILLIA - DESENVOLVIMENTO DE PRODUTOS DIGITAIS LTDA., headquartered at Rua
Padre Duarte, Nº 151, Conj. 175, Edif. Empresarial América, Centro, Araraquara – SP, enrolled with CNPJ/MF under No. 04.654.734/0001-45, herein duly represented pursuant to its articles of incorporation in force, hereinafter referred to as SERVICE PROVIDER.
WHEREAS:
(I) As of November 7, 2019, the Parties executed the Service Agreement and Other Covenants (“Agreement”), which was subsequently amended through seven (7) Amendment Instruments;
(ii)    The ASSIGNOR was partially spun-off with the transfer of the spun-off remaining assets to the ASSIGNEE on April 1, 2023 (“Partial Spin-off”), in such a way that, as a result from the Partial Spin-off, the services are now provided and billed to EDGE.UOL, and
(iii)    The Parties hereby wish to formalize the amendment of item (ii) above, to include Concil as Client and include new services.
Now, therefore, the Parties have agreed, pursuant to law, to enter into this Eighth Amendment (“8th Amendment”) to the Service Agreement and Other Covenants executed on November 7, 2019 (“Agreement”), which shall bind the Parties and their successors at any time and on any account, under the following terms and conditions:
1.    ASSIGNMENT
1.1.    Upon express consent of the SERVICE PROVIDER, as result from the Partial Spin-off, the rights and obligations in the Agreement shall be assigned by the ASSIGNOR to the ASSIGNEE, and the services will now be provided directly to the ASSIGNEE.
1.2.    The ASSIGNEE herein undertakes the rights and obligations assigned by force of the Partial Spin-off and this instrument.
1.3.    The billing for the services provided shall be performed by the ASSIGNEE, as per the information included in the preamble hereof, pursuant to the terms and periods provided in the Agreement.
1.4.    The SERVICE PROVIDER hereby represents to be aware of all terms and conditions of this assignment of the Agreement, as well as it grants full, public, general, unchangeable and irrevocable release of all obligations prior to the date hereof, without anything else to be claimed from the ASSIGNOR or the ASSIGNEE, on any account.

8th Amendment to the Service Agreement executed on November 7, 2019 - Electronic Assignment / Edge - Inclusion of Concil - New

DocuSign Envelope ID: 7E36D6C1-0480-4415-8D8F-5C14442DAFBB

2.    PURPOSE
2.1.    The Parties have mutually agreed to include CONCIL in the Agreement, as of August 1, 2023, under the same conditions as the other CLIENTS, and now the preamble of the Agreement shall become effective as established herein.
2.1.1.    The billing and payment for the services shall be made pursuant to the Agreement, directly between the SERVICE PROVIDER and the CLIENT who benefited from the services, including the information of each party.
2.1.2.    The CLIENT benefiting from the service shall be the sole owner of the rights and obligations arising therefrom, thus not creating any type of liability, including joint and several liability, to the other parties.
2.1.3.    CONCIL represents to acknowledge all clauses and conditions of the Agreement, undertaking to fully comply with each of them.
2.2.    The SERVICE PROVIDER irrevocably gives release to the CLIENTS regarding the Agreement, and the CLIENTS do not owe any amounts that have become due until the date of execution hereof.
2.3.    This 8th Amendment also wishes to amend the Agreement’s conditions to include new services of Squad of Professionals, encompassed by: (1) Senior Python Back-end Developer and (1) Middle Python Back-end Developer, for CONCIL, pursuant to the specific terms and conditions described in the Business Proposal PC_INVILLIA – PAGBANK_CONCIL- Jun23-V02, as of July 21, 2023 and DD_INVILLIA – PAGBANK_CONCIL – Jun23 – V02, which, upon due approval, will become an integral part of this 8th Amendment.
2.4.    Regardless of the execution date hereof, the effects shall relate back: (I) to April 1, 2023, in relation to the partial spin-off of DigitalServices.Uol to Edge.Uol, and (ii) to August 1, 2023, in relation to the inclusion of CONCIL to the Agreement.
3.    PRICES
3.1.    Pursuant to the conditions described in section 2.3. above, CONCIL shall pay to the SERVICE PROVIDER the monthly amount of [*****], with taxes inclusive.
3.2.    CONCIL represents to accept the new prices that shall be billed as of the commencement date of the Services provision activities, starting on August 1, 2023.
4.    EFFECTIVENESS
4.1.    The effectiveness of the scope described in section 2.3 above is for twelve (12) months, starting from August 1, 2023 through July 31, 2024, with renewal subject to the terms of the Agreement.
5.    RATIFICATION
5.1.    The Parties ratify all other terms and conditions of the Agreement, making it clear that the terms and clauses that have not been expressly changed by this document shall remain unchanged and fully effective.

8th Amendment to the Service Agreement executed on November 7, 2019 - Electronic Assignment / Edge - Inclusion of Concil - New

DocuSign Envelope ID: 7E36D6C1-0480-4415-8D8F-5C14442DAFBB

ADT:05662/23
6.    ELECTRONIC SIGNATURE
6.1.    This Amendment shall be signed electronically through an electronic signature tool, pursuant to paragraph 2 of article 10 of Provisional Decree 2.200- 2/2001, and the signatures constitute valid and enforceable obligations, for all legal purposes, representing the will of everyone signing the instrument, as documentary evidence, for all purposes and effects. The Parties on the date hereof represent and warrant that the signature in this Amendment through electronic signature, pursuant to item above, is performed by who lawfully hold full powers and ability to do so.
In witness whereof, the Parties sing this instrument in two (2) counterparts of equal content, in the presence of two witnesses.
São Paulo, August 23, 2023.

Renato Bertozzo Duarte	Gil Torquato
UNIVERSO ONLINE S.A.

Renato Bertozzo Duarte	Gil Torquato
PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A.

UOL CURSOS TECNOLOGIA EDUCACIONAL LTDA.

Renato Bertozzo Duarte	Gil Torquato
DIGITALSERVICES.UOL S.A.

Renato Bertozzo Duarte	Gil Torquato
EDGE.UOL TECNOLOGIA LTDA.

Renato Bertozzo Duarte	Marcelo Ivaldo da Silva
CIATECH TECNOLOGIA EDUCACIONAL LTDA

8th Amendment to the Service Agreement executed on November 7, 2019 - Electronic Assignment / Edge - Inclusion of Concil - New

DocuSign Envelope ID: 7E36D6C1-0480-4415-8D8F-5C14442DAFBB

ADT:05662/23

Renato Bertozzo Duarte	Marcelo Ivaldo da Silva
WIRECARD BRAZIL S.A.

Renato Bertozzo Duarte	Marcelo Ivaldo da Silva
PAGSEGURO TECNOLOGIA LTDA.

Renato Bertozzo Duarte	Marcelo Ivaldo da Silva
CONCIL INTELIGÊNCIA EM CONCILIAÇÃO S.A.

Paulo Rogério Martins	Marcelo Ivaldo da Silva
INVILLIA - DESENVOLVIMENTO DE PRODUTOS DIGITAIS LTDA.

Witnesses:

1.		2.
Name:	[*****]	Name:	[*****]
CPF:	[*****]	CPF:	[*****]

8th Amendment to the Service Agreement executed on November 7, 2019 - Electronic Assignment / Edge - Inclusion of Concil - New

Invillia a compass.uoI company

DocuSign Envelope ID: 7E36D6C1-0480-4415-8D8F-5C14442DAFBB

hello_

we are an fnfinite way to build {and scale} innovations

Invillia is a global tech company with strategic hubs in Latin America, Portugal, United Kingdom, Mexico and Netherlands.

You certainly know Invillia and interacted with the digital products and services we develop_ Our codes and capacity of innovation empower and improve the performance of game-changers that are streamlining and transforming their segments with technology and new ideas_

All digital products can {scale} its technology and intelligence with our GGF™_

Whether you are a Fintech, Retailtech, Regtech, Healthtec, Agritech, Mediatech, Edtech. Anytech_ Our exclusive operation model (Global Growth Framework™_ data, people and action) was structured to expand the performance of each client by adding:

. incremental technological and product view.

. data, processes,methodologies, cutting-edge tools and disruptive platforms.

. the experience in innovating companies that are leading revolutions in their industries.

Today, 1 in every 5 Brazilian unicorns are Invillia's clients. They are connected to our structure with over 1,200 employees working in 9 countries and 260 cities. As well as connected to various solutions and services to which we have access as part of one of the largest digital groups in Brazil, compass.uol_

invillia. infinite digital

ower_a compass.uol Company

Araraquara, July 21, 2023 PC_INVILLIA - PAGBANK_CONCIL - JUN23 - V02 “This proposal is an integral part of the Service Agreement No. CT:02900/19”. Business and Technical Proposal Designed for CLIENT CONCIL INTELIGÊNCIA EM CONCILIAÇÃO S.A. Address Avenida Brigadeiro Faria Lima, 1384 - 1 Andar - Jd. Paulistano City/State São Paulo/SP POSTAL CODE (CEP): 01.451-001 CNPJ (Corporate Taxpayers’ Registry) 72.697.600/0001-61 State Registration Number (IE) 136.229.649.110 Contact: Carlos Almeida E-mail: calmeida@pagseguro.com SERVICE PROVIDER INVILLIA - DESENVOLVIMENTO DE PRODUTOS DIGITAIS LTDA. Address Rua Padre Duarte, 151 – Centro City/State Araraquara / SP POSTAL CODE (CEP): CPF: 14.800-902 CNPJ (Corporate Taxpayers’ Registry) 04.654.734/0001-45 State Registration Number (IE) 181.208.061.110 Contact: Emerson Coelho E-mail: emerson.coelho@invillia.com Note: The content of this proposal is exclusively destined for PAGBANK. This document shall not be disclosed outside its organization, it is prohibited to make copies, to use or publish, in whole or partially, for any purpose other than the evaluation of the proposal or for following up the service described herein.

1.    TECHNICAL PROPOSAL
1.1    Purpose
INVILLIA is pleased to introduce its business proposal to PAGBANK, for the use of technical services specialized in software development, as an Outsourced Technical Support, with the purpose of ensuring evolutionary and corrective maintenance of its products through highly qualified software development teams.
1.2    Scope
Technical information describing the creation of this proposal can be found in the attached document DD_INVILLIA - PAGBANK_CONCIL - JUN23 - V02.pdf.
1.3    Items Outside the Scope
•    INVILLIA will not prioritize, in any form, backlog or set of requirements;
•    INVILLIA will help in managing the teams’ performance indicators against the scope established for the project cycles. However, INVILLIA will not be responsible for managing changes in the scope (change management). It is understood that the projects have an “open scope”.
1.4    Location of Performance of Services
The services will be performed remotely, and they may be carried out at INVILLIA’s headquarters or as distributed teams, when employees are working from home, pursuant to and governed by Law No. 13.467/17. It’s important to emphasize that whenever the works require the presence of INVILLIA’s employees outside the locations mentioned above, the demand shall be submitted in advance for technical and business approval, while all costs incurred shall be paid by the client.”
1.5    Critical Factors and Risks
Within the type of service proposed, the following are considered risks and attention points for the performance of the services:
•    The development processes and methodologies are INVILLIA’s. However, we will make the necessary adjustments (to be discussed with the companies) so we can adapt to PAGBANK’s processes. Therefore, all persons must be trained in advance for best performance.
•    Low efficiency in the involvement of key users by the Product Owner in the definition, prioritization and ratification of the demands may result in a bad evaluation of the results of the service hired from INVILLIA.

1.6    Premises
Next, we have the list of premises undertaken:
a)    The agreement will be evaluated through the team’s performance indicators with SLA established and agreed by the parties;
b)    The execution of the agreement establishes the allocation of profiles in the number and for the duration that PAGBANK deems necessary for meeting its needs. However, a maximum period of 30 days shall be taken into account for INVILLIA to promote the changes requested in the team;
c)    The services will be carried out as described below:
•    INVILLIA’s employees work daily for eight (8) hours, from Monday to Friday between 7:00 am and 7:00 pm;
•    Work during weekends, bank holidays and other hours: must be requested to INVILLIA and approved in advance by PAGBANK. Any overtime worked will be negotiated as time off (compensatory time managed by INVILLIA) to the team’s employees, as previously agreed between the parties involved. Upon lack of possibility of taking the time off as compensatory time, PAGBANK shall carry out the payment for such hours. It is hereby established that each hour worked overtime shall be equivalent to two times the regular working hour, and the same is applicable for the situation of payment where the reference is the average working hour of the team.
d)    The change or dismissal of the teams’ employees shall be formally requested by PAGBANK with at least thirty (30) days in advance. As an exception, the replacement of an employee may be carried out immediately if the employee is not performing the work according to the scope. Upon any changes in the constitution of the teams, a business revision of the agreement is applicable.
e)    INVILLIA shall establish the focal points of contact for the resolution of conflicts and SLA’s management;
f)    The commencement of the services described herein is subject to the execution and acceptance of this proposal by PAGBANK, in item 03, as well as to the period to adjust the compliance by INVILLIA.

2.    BUSINESS PROPOSAL
2.1    Price
In order to meet PAGBANK’s needs, INVILLIA hereby suggests the following investment and team structure:

ITEM	MONTHLY RATES (TAXES INCLUSIVE)
Category: Development Team (allocation of teams) for software development teams	[*****]

QUANTITY	PROFILE
1	Senior Python Back-end Developer
1	Middle Python Back-end Developer
❖    IMPORTANT: In the event of partial delivery of the services, in one or more positions hired, the billing shall be carried out on a pro-rata basis, subject to the effective period of service provision.
2.2    Billing Condition
The services will be billed on a monthly basis upon INVOICE submitted to the client accounting for the monthly price of the agreement, its characteristics of additional expenses - item 2.4, as well as characteristics of adjustment established in item 2.5.
Payment will be carried out through bank deposit within 40 days after the issuance of the invoice, or otherwise according to the instructions provided by INVILLIA at the billing time.
The monthly rate for the team herein established is a fixed price and will not face changes throughout the performance of the agreement, even during the team members’ vacation periods.
Delay performing the payment shall result in interest of [*****] and [*****] per month, as well as in the interruption of the service provision after 30-day default.

2.3    Effectiveness of Services
This agreement shall become effective as of August 1, 2023, for an initial term of twelve (12) months, and it may be automatically renewed for equal periods, if there is no contrary manifestation in writing by either parties.
This agreement may be terminated at any time by any party, upon notice to the other party sixty (60) days in advance.
For the team’s expansion, it is required a formal notice by the client thirty (30) days in advance.
For the team’s partial reduction, it is required a formal notice by the client sixty (60) days in advance.
Note: the agreement becomes effective after the consent from the client and commencement of the activities, regardless of its execution date. The billing will also be performed retroactively.
2.4    General Ancillary Expenses
All expenses with commuting, accommodation, parking, advancements, reimbursements and tickets of INVILLIA’s employee(s) for the rendering of the services at PAGBANK’s facilities or any other location requested by the client, shall be paid by PAGBANK, pursuant to its reimbursement policy.
If a service invoice is required for the payment of expenses, the amounts shall be added to the tax charges in the amount of 21.03%.
2.5    Adjustment
The monthly price shall be adjusted every twelve (12) months, upon the acceptance of this proposal, using the index IGPM-FGV of Fundação Getúlio Vargas as basis for adjustment, or any other index that may be negotiated between INVILLIA and PAGBANK.
Any change to the contractual purpose shall be formalize through a new amendment instrument.
2.6    Taxes
All taxes in force (PIS, COFINS, ISS, IR, CSLL), as well as labor charges are included in the price established herein.
However, if after the presentation of this proposal any other charges, taxes, tax contributions and parafiscal taxes are created, or if the current tax rates are increased in any form, the prices shall be reviewed upon agreement between the parties.
2.7    Duration
This proposal is valid through July 7, 2023.

2.8    Non-Disclosure Agreement
Both parties agree to treat all written information to which they have access as secret and confidential, including documents and other materials, comprising technical, economic or market information, and the parties will not provide that information to any third party, except upon written consent from the other party.
2.9    General Provisions
Please verify the availability of the schedule of the employees involved in the category of service proposed for the commencement of activities.
We will contact PAGBANK to mutually agree on the commencement day of the team’s activities. If any change in the scope of the agreement is needed, throughout its effectiveness, the change must be formally requested by PAGBANK, so that we can perform a business and technical feasibility analysis, which will be submitted for subsequent approval.
Changes resulting in additional costs shall be funded by PAGBANK, provided that duly approved by PAGBANK.
This proposal is an integral part of the Service Agreement No. CT:02900/19.
3.    ACCEPTANCE
We hereby request, upon acceptance of the services, products and conditions described herein, the return of one signed copy or e-mail confirming the acceptance of the proposal.
If the parties, for any reason, do not reach an agreement regarding the terms established herein or in a service agreement, the parties shall be exempt from any type of lien.
The acceptance of the terms and conditions included in this proposal shall constitute the position of “Accepted” by the CLIENT in this copy.
Agreed by:
I hereby authorize the performance of the services and the billing of the services and/or products included herein: Nº PC_INVILLIA - PAGBANK_CONCIL - JUN23 - V02.
Location and date: August 24, 2023 ,       /       /      .
Name: Carlos Guilherme de Almeida Idoeta
Title: Engineering General Manager
Signature:

inivllia infinite.digital.power

We are a Global Growth Framework connected by developers, engineers, makers, and dreamers. Glad to meet you! We are more than 1200+ people spread all over the world, breathing futurism. At this very moment, we’re breaking rules, geographical distances and many other barriers for a unique and global purpose: radically transform the way game-changers expand the power to innovate, implement cutting-edge technology and build new strategies, digital products and services. No other company in the world does what we do the way we do. And what makes our Global Growth Framework so unique and powerful? First of all, we blur the limits between real and virtual to have the best talents in the world working with us. We develop countless practices and methodologies for each squad to be highly customized and committed to each client’s culture and challenges. We use agile tools, metrics and data intelligence daily to multiply ideas and improvements - and we love it! Yet, we believe that constant learning along with a more humanistic and collaborative approach is where the magic happens, new opportunities arise and innovation never ends.

Design Document DD_INVILLIA - PAGBANK_CONCIL - JUN23 - V02 Digital Product Reconciliation

we are endorsed by global game-changers_

invillia inception. client immersion_. tech design doc_ invillia results . in.action data_ . happiness radar_. reports & insights_data_people_invillia world wide work. instation_. tech guardians_. quick onboarding_invillia culture. mind & code_. communities_. inclusion & diversity_invillia academy. tech lab_. principals_. insiders_invillia innovation toolbox . maturity model_ . 1 in 5 unicorn expertise_ . technical mastery structure_ . safe compliance action_

Product Reconciliation Purpose Working on the growth, corrections, migration and adjustments of the acquired company Concil’s systems. Key Users Stakeholders and end user.

GLOBAL GROWTH FRAMEWORK_TO SCALING INNOVATIONS & INNOVATORS people_ We know that innovation is a long-distance race, where training and persistence are fundamental elements Development Manager People Partner Product Owner Concil Coordinator Customer Success Management Team 1 - Sr Back-end Developer 1 - Mid Back-end Developer Invillia Invillia Support Team    PagBank

GLOBAL GROWTH FRAMEWORK_TO SCALING INNOVATIONS & INNOVATORS _tech stack we previously understand that these technologies below are the most relevant for solution and it must be detailed before team formation. front-end_ data_ Tech Stack_ In Invillia we believe that technology is a means to the end of business objectives platform_ back-end_

GLOBAL GROWTH FRAMEWORK_ TO SCALING INNOVATIONS & INNOVATORS people_ Tech Principals They are the guardians of the knowledge domains, such as dev, qa, ux, sec, Etc. They provide the baseline and guidelines for technical evaluation of talents. Tech Recruiters They are high-level professionals at Invillia, senior and expert employees with the mission of engaging the best talents and keeping the best technical quality in the evaluations. Eval Cultural Fit They seek the best fit for the team, taking into account technical (experience, seniority and technology) and behavioral aspects that are aligned with the team’s mission and constitution. This stage is conducted by our team leaders and managers, who have a holistic view of the challenge.

GLOBAL GROWTH FRAMEWORK_ TO SCALING INNOVATIONS & INNOVATORS people_ 10 Careers_ExpecAli gn ment_Mentori ng_In Station_

/ roles & responsibilities. Service Level: TOGETHER 1 Sr Backend Pyton Developer Roles: Clean Code Development, Design Patterns, Automation, Design Principles, Architecture, Security and Performance. 1 Mid Backend Pyton Developer Roles: Clean Code Development, Design Patterns, Automation, Design Principles, Architecture, Security and Performance. Strategy: Constitution of a team that balances delivery capacity and cost. Important: The success of the product is the basis for the entire value chain, and not only to the development team, emphasizing the importance of the Product Owner (PO) with the stakeholders, providing information, goals, metrics and definitions within the established planning, also stressing the importance of adherence     11 and commitment to the process.

Service Management Team / roles & responsibilities. Development Manager Roles: Responsible for Service Delivery, Drive and Orchestrate Squads, Builds Long-term Business Relationships, Promotes Business and Technical Alignments. People Partner Roles: Organizational Climate Monitoring, Happiness Radar Support, Retention Actions, Promote Self Awareness, Promote Cultural Practices. Customer Success Roles: Client Relations, Client Satisfaction Monitoring, Contract Management.

Workstation Role    Tech    Workstation    Windows    Linux    MacOSX Back-end Developers    Pyton    Laptop        X    Important: The setup of equipment was adjusted for the specific need of each profile of the team. However, if after the presentation of this proposal any other setup is agreed upon, or if other profiles are added to the team, the pricess will be automatically reviewed, in order to reflect those changes.

infinite.thank.you